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                                   EXHIBIT 11
                                ADE CORPORATION
            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
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                                                       Three months ended                Six months ended
                                                          October 31,                       October 31,
                                                       ------------------                ----------------
                                                      1996          1995                1996         1995
                                                      ----          ----                ----         ----
                                                          (unaudited)                       (unaudited)



Net income                                         $2,933,000      $1,672,000        $5,387,000   $3,002,000
                                                   ==========      ==========        ==========   ==========

Weighted average common and
 common equivalent shares outstanding
 during the period                                  7,951,000       6,502,000         7,997,000    6,305,000

Shares issuable pursuant to Staff Accounting
 Bulletin No. 83 (SAB 83) using
 treasury stock method                                    ---             ---               ---       82,000

Shares used in computation                          7,951,000       6,502,000         7,997,000    6,387,000
                                                   ==========      ==========        ==========   ==========

Net income per share                               $     0.37      $     0.26        $     0.67   $     0.47
                                                   ==========      ==========        ==========   ==========
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